[LETTERHEAD OF THACHER PROFFITT & WOOD LLP]
                                                              July 21, 2005



U.S.B. Holding Co., Inc.
100 Dutch Hill Road
Orangeburg, New York 10962

         Re: U.S.B. HOLDING CO., INC. 2005 DIRECTOR STOCK OPTION PLAN AND EMPLOYEE STOCK OPTION PLAN

Ladies and Gentlemen:

         We have acted as counsel for U.S.B. Holding Co., Inc., a Delaware corporation ("Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), with respect to 2,300,000 shares of its common stock, par value $.01 per share ("Shares"), 1,800,000 of which have been reserved for issuance upon the exercise of options under the U.S.B. Holding Co., Inc. 2005 Employee Stock Option Plan and 500,000 of which have been reserved for issuance upon the exercise of options under the U.S.B. Holding Co., Inc. 2005 Director Stock Option Plan (collectively, "Plans"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of Delaware.

         We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and we have examined such matters of law, as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plans described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

         Based on the foregoing, we are of the opinion that the Shares which are being registered pursuant to the Registration Statement have been duly authorized and that, when issued and paid for in accordance with the terms of the Plan such Shares will be validly issued, fully paid and non-assessable.

         In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities law).

         This opinion is given solely for the benefit of the Corporation and purchasers of shares under the Plans, and no other person or entity is entitled to rely hereon without express written consent.

         To ensure compliance with requirements imposed by the Internal Revenue Service, we inform you that any U.S. federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code of 1986, as amended or (ii) promoting, marketing or recommending to another party any transaction or matter addressed therein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm's name therein.



                                       Very truly yours,


                                       /s/ Thacher Proffitt & Wood LLP
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